Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE HENRY M. JACKSON FOUNDATION FOR THE
ADVANCEMENT OF MILITARY MEDICINE, INC.

AND

NORWELL, INC.

THIS EXCLUSIVE LICENSE AGREEMENT is entered into as of the 24th day of April, 2009 (the “Effective Date”), by and between The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., a tax-exempt corporation organized under the laws of the State of Maryland and having its principal offices at 1401 Rockville Pike, Suite 600, Rockville, Maryland 20852 (the “Foundation”) and Norwell, Inc., a corporation organized under the laws of the State of Delaware and having its principal offices at 415 Jackson Hill, Houston, Texas (“Licensee”). The Foundation and Licensee sometimes are referred to collectively herein as the “Parties” or individually as a “Party.”

WHEREAS the Foundation and the Uniformed Services University of the Health Sciences, an institution of higher learning within the Department of Defense, an agency of the United States Government, located at 4301 Jones Bridge Road, Bethesda, Maryland 20814 (“USU”) have agreed to collaborate in the development and commercialization of inventions, patents, trade secrets, and other intellectual property rights;

WHEREAS, the Foundation and USU are committed to the policy that ideas or creative works produced at the Foundation and USU should be used for the greatest possible public benefit and that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest;

WHEREAS the Foundation, by assignment from Foundation employees and by assignment from USU, is an owner of certain Patent Rights (as hereinafter defined) and has the right to grant licenses of said Patent Rights, subject to a royalty-free, nonexclusive license heretofore granted to or retained by the United States Government;

WHEREAS Licensee is experienced in the development, production, manufacture, marketing, and sale of products similar to the Licensed Products and the use of processes similar to the Licensed Processes (both as hereinafter defined) and that it shall commit itself to a commercially practicable program of exploiting the Patent Rights so that public utilization shall result therefrom; and

WHEREAS Licensee desires to obtain from the Foundation, and the Foundation agrees to grant to Licensee, a license upon the terms and conditions set forth herein.

Norwell-Foundation License

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “controls” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Agreement” means this Agreement, including all Appendices hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.3 “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in Montgomery County, Maryland are closed.

1.4 “Confidential Information” means information, disclosed by one Party to the other Party, that is treated as proprietary or confidential by the disclosing Party and, at the time of disclosure, that is marked “proprietary” or “confidential” or that bears a marking or legend of like import restricting its use, copying, or dissemination or that is identified as being confidential in a letter or other written communication sent to the receiving Party prior to or contemporaneously with disclosure to the receiving Party. Any such information that is in another form when disclosed, such as oral or visual, shall be treated as Confidential Information only if and to the extent the disclosing Party informs the receiving Party of the proprietary or confidential nature of the information prior to or at the time of the disclosure, and thereafter creates a written record of the disclosure (marked in accordance with this Agreement) and delivers the written record to the receiving Party promptly, but in no event more than thirty (30) days after the original disclosure to the receiving Party. Confidential Information does not include any information that (i) was known to the receiving party without a duty of confidentiality before receipt from the disclosing party as evidenced by written records made prior to such receipt or disclosure (when such prior knowledge did not become known to such receiving party through disclosure by a third party known to the receiving party to be subject to an obligation to maintain the confidentiality thereof); (ii) is or becomes a matter of public knowledge through no fault of the receiving party or any of its agents; (iii) is rightfully received by the receiving party from a third party without a duty of confidentiality; or (iv) is independently developed by the receiving party as evidenced by written records of the receiving party.

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1.5 “Field” means: (a) all fields of use with respect to Patent 1; and (b) use of the HER family peptide GP2 in combination with Herceptin® and only in the field of human therapeutics with respect to Patent 2 (no licensed use is granted in connection with any other peptides). Patent 1 and Patent 2 are defined in Appendix A.

1.6 “Licensed Process” means any process that is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights.

1.7 “Licensed Product” means any product or part thereof that: (a) is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights, or (b) is manufactured by using or is employed to practice a Licensed Process.

1.8 “Marketing Approval” means the approval or authorization required for the marketing of Licensed Product or Licensed Process in the United States, the European Union, or other country within the Territory, such as the issuance of an approval action by the United States Food and Drug Administration (“FDA”) on an NDA in the United States, or the issuance of its equivalent by the European Medicines Agency in the European Union.

1.9 “NDA” means a New Drug Application or Biologics License Application filed with the FDA for Marketing Approval of a Licensed Product or Licensed Process, or an equivalent application filed with any equivalent agency or governmental authority outside the United States.

1.10 “Net Sales” means all amounts (including the fair market value of any non-cash consideration) billed, invoiced, or received (whichever first occurs) by Licensee or any sublicensee(s) for sales, leases, or other transfers of any Licensed Products or Licensed Processes, less the sum of the following:

(a) customary trade, quantity, or cash discounts actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, sales taxes, tariff duties, and use taxes directly imposed on sale, transportation, delivery, or use and paid by or on behalf of Licensee or sublicensees; and

(d) reasonable charges for delivery or transportation provided by non-affiliated third parties, if separately stated and prepaid or actually allowed.

No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by and on the payroll of Licensee or sublicensees, or for the cost of collections.

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1.11 “Non-commercial Research Purposes” means use of Patent Rights for academic research or other not-for-profit scholarly purposes that are undertaken at a non-profit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.

1.12 “Non-royalty Sublicense Income” means all sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensees to Licensee on account of sublicenses pursuant to this Agreement.

1.13 “Patent Rights” means any or all of the following intellectual property to the extent owned or controlled by the Foundation:

(a) the United States and foreign patents and patent applications listed in Appendix A and all divisions and continuations of such applications;

(b) United States and foreign patents issued from the applications listed in Appendix A or from divisionals or continuations of such applications;

(c) claims of United States and foreign continuation-in-part applications, and all divisions and continuations of such continuation-in-part applications, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the United States or foreign patent applications listed in Appendix A;

(d) claims of all foreign and United States counterpart patent applications to (a), (b), or (c) above, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the patents or patent applications described in (a), (b), or (c) above; and

(e) any reissues, renewals, reexamination certificates, extensions, or supplementary protection certificates of patents described in (a), (b), (c), or (d) above.

Patent Rights shall not include (c), (d), or (e) above to the extent that the claims are directed to new matter that is not the subject matter described in (a) above.

1.14 “Person” means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, unincorporated business or organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary, or other capacity.

1.15 “Phase III Clinical Trial” means: (a) that portion of the drug development and review process in which expanded clinical trials are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of an investigational new drug, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefore; or (b) a similar clinical trial in any national jurisdiction other than the United States. Commencement of a Phase III Clinical Trial shall be deemed to occur upon the administration of Licensed Product (or Licensed Process) or placebo to the first patient enrolled in the Phase III Clinical Trial.

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1.16 “Territory” means Worldwide.

1.17 “Valid Claim” means a claim of: any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal; or (b) any pending patent application that has not been cancelled, withdrawn, or abandoned.

ARTICLE II
GRANT OF RIGHTS

2.1 The Foundation hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, in the Territory and for the Field, an exclusive license to practice under the Patent Rights and, to the extent not prohibited by other patents, and to make, have made, use, have used, sell, have sold, export and import Licensed Products and Licensed Processes, until the end of the last-expiring term for which any of the Patent Rights are granted, unless this Agreement shall be sooner terminated in accordance with the terms hereof.

2.2 In order to establish a period of commercial exclusivity for Licensee, the Foundation agrees that it will not grant, in the Territory for the Field, any other license to make, have made, use, have used, sell, have sold, export or import Licensed Products or to practice the Licensed Processes, except as required by the Foundation’s obligations related to Section 2.4(a) or as permitted in Section 2.4(b), during the period of time commencing with the Effective Date and ending with the first to occur of:

(a) the expiration of all Patent Rights;

(b) a court or tribunal, in a final decision not subject to further appeal, declaring invalid or unenforceable all claims in the Patent Rights;

(c) the abandonment of all claims in the Patent Rights; or

(c) the termination of this Agreement or the termination or expiration of the exclusivity of Licensee’s license in accordance with Article IX.

2.3 Subject to the Foundation’s prior approval, which approval shall not be unreasonably withheld, Licensee shall have the right to grant sublicenses hereunder via written sublicense agreements. The license granted to Licensee hereunder does not extend to any Affiliate of Licensee unless and until such Affiliate enters into a written sublicense agreement with Licensee that is consistent with the requirements hereof and the Foundation approves the written sublicense agreement between the Affiliate and Licensees.

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(a) In all sublicenses granted hereunder, Licensee shall provide that the sublicense is subject and subordinate to all terms and conditions of this Agreement, except: (i) the sublicensee may not grant any sublicenses except with the Foundation’s prior express written approval, and (ii) the rate of royalty on Net Sales paid by the sublicensee to Licensee may exceed the rate set forth in this Agreement. Licensee shall attach a copy of this Agreement to any sublicense agreement and shall provide a complete copy of the sublicense agreement to the Foundation promptly after signing by the parties thereto.

(b) Licensee may not receive from any sublicensee anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the Foundation’s prior express written approval.

(c) Sublicenses may extend past the expiration date of the exclusive period but any exclusivity of such sublicenses shall expire upon the termination or expiration of Licensee’s exclusivity. Upon any termination of this Agreement, sublicensees’ rights shall also terminate, subject to Section 10.3 hereof.

2.4 The granting and exercise of this license is subject to the following conditions:

(a) The U.S. Government retains a nonexclusive, nontransferable, irrevocable, world-wide, paid-up license to practice all invention(s) covered by the Patent Rights and to have such invention(s) practiced by or on behalf of the U.S. Government.

(b) The Foundation and the USU reserve the rights to make and use, and grant to others non-exclusive licenses to make and use for Non-commercial Research Purposes the subject matter described and claimed in Patent Rights.

(c) Licensee shall cause any Licensed Product produced for use or sale in the United States to be manufactured substantially in the United States unless a waiver is granted in accordance with 35 U.S.C § 204.

2.5 The license granted hereunder shall not be construed to confer any rights upon Licensee (or sublicensees, if any) by implication, estoppel, or otherwise as to any technology not included in Patent Rights as defined herein.

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ARTICLE III

ROYALTIES, MILESTONE PAYMENTS, AND EQUITY

3.1 Licensee shall pay to the Foundation a non-creditable, non-refundable license issue royalty in the sum of Fifty Thousand dollars ($50,000.00) upon execution of this Agreement.

3.2 No later than thirty (30) days after the close of Licensee’s Series A financing, Licensee shall transfer to Foundation an equity position in Licensee equal to Two Hundred and Fifty Thousand dollars ($250,000.00) or Ten percent (10%) of the outstanding shares of Licensee, whichever is greater, based on the pre-money valuation of the Series A financing.

3.3 Licensee shall pay to the Foundation semi-annually, within sixty (60) days after each calendar half year ending June 30 and December 31, the greater of: (i) a semi-annual minimum royalty of Fifty Thousand dollars ($50,000.00); or (ii) a running royalty of Five percent (5%) of Net Sales by Licensee and sublicensees in a given jurisdiction covered by at least one Valid Claim existing in such jurisdiction and Two and One-Half percent (2.5%) of Net Sales by Licensee and sublicensees in a given jurisdiction not covered by any Valid Claim existing in such jurisdiction. In the case of sublicenses, Licensee shall also pay to the Foundation a royalty of Fifteen percent (15%) of Non-royalty Sublicense Income.

(a) If the license pursuant to this Agreement is converted to a non-exclusive one and if other non-exclusive licenses in the same field and territory are granted, after such conversion the above royalty rates shall not exceed the royalty rate to be paid by other licensees in the same field and territory during the term of the non-exclusive license.

(b) On sales of Licensed Products or Licensed Processes between Licensee and its sublicensees for resale, the royalty shall be paid only on the Net Sales of the sublicensees and not on the Net Sales by Licensee to its sublicensees for resale.

3.4 No later than January 1 of each calendar year after the Effective Date of this Agreement, Licensee shall pay to the Foundation the following non-refundable license maintenance royalties. Such maintenance royalty payments may be credited against running royalties due (pursuant to Section 3.2) for that calendar year only, and Royalty Reports (pursuant to Section 5.3) shall reflect such a credit. Such payments shall not be credited against any milestone payments nor against royalties due for any other calendar year.

Patent 1:
January 1, 2010	$12,500.00
January 1, 2011	$37,500.00
January 1 of each year thereafter until the filing of an NDA for a Licensed Product or Licensed Process utilizing Patent 1	$25,000.00

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Patent 2:
January 1, 2010	$12,500.00
January 1, 2011	$37,500.00
January 1 of each year thereafter until the filing of an NDA for a Licensed Product or Licensed Process utilizing Patent 2	$25,000.00

3.5 Licensee shall pay to the Foundation the following milestone payment(s) within thirty (30) days after the associated milestone occurs (in each instance):

Licensed Product or Licensed Process Utilizing Patent 1:
Commencement of Phase III Clinical Trial	$100,000.00
Filing of an NDA	$500,000.00
Marketing Approval	$750,000.00
First commercial sale	$1,000,000.00

Licensed Product or Licensed Process Utilizing Patent 2:
Commencement of Phase III Clinical Trial	$100,000.00
Filing of an NDA	$500,000.00
Marketing Approval	$750,000.00
First commercial sale	$1,000,000.00

3.6 Licensee agrees to pay Foundation Three Million dollars ($3,000,000.00) in support of the GP2 breast cancer vaccine Phase II clinical trial (hereinafter “Clinical Trial Financial Support”). Licensee acknowledges that the GP2 breast cancer vaccine Phase II clinical trial has already commenced and that the Parties intend Licensee’s Clinical Trial Financial Support to cover past, ongoing, and future expenses associated with the GP2 breast cancer vaccine Phase II clinical trial. Beginning no later than January, 1, 2010 and continuing on a quarterly basis thereafter, Licensee shall pay Foundation Two Hundred Fifty Thousand dollars ($250,000.00) on the first day of each quarter until Licensee’s Clinical Trial Financial Support obligation is fulfilled. In the event the GP2 breast cancer vaccine Phase II clinical trial is terminated prior to completion of the trial, Licensee’s Clinical Trial Financial Support obligation will be adjusted proportionally to correspond to the reduced number of patients enrolled.

3.7 All payments due hereunder shall be paid in full, without deduction for any taxes or other fees imposed by any government or any transfer, collection, or similar charges; any such tax, fee, or charge shall be paid by Licensee.

3.8 Royalty payments shall be paid by check or by wire transfer in United States dollars in Rockville, Maryland, or at such other place and manner as the Foundation may designate in writing consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with any payments due hereunder, such conversion shall be made by using the exchange rate existing in the United States as reported in the Wall Street Journal on the last Business Day of the calendar half-year reporting period to which such payments relate.

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3.9 No multiple royalty shall be due to the Foundation because any Licensed Product, its manufacture, use, lease, or sale, are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed hereunder.

ARTICLE IV
DUE DILIGENCE

4.1 Licensee shall use its best efforts to bring one or more of the Licensed Products and Licensed Processes to market, in the Territory for the Field, through a commercially practicable program for exploitation of the Patent Rights and to continue such development and marketing efforts for such Licensed Products and Licensed Processes throughout the life of this Agreement. Thereafter, until the expiration of this Agreement, Licensee shall endeavor to keep Licensed Products and Licensed Processes continuously available to the public in the Territory for the Field.

4.2 Within twenty-four (24) months of the Effective Date, Licensee shall raise at least Three Million dollars ($3,000,000.00) in funding (whether by debt, equity, or grant) and provide evidence of same to Foundation.

ARTICLE V
REPORTING

5.1 No later than sixty (60) days after December 31 of each calendar year, Licensee shall provide to the Foundation a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing, and sales during the most recent twelve (12) month period ending December 31 and plans for the forthcoming year. The Progress Report shall describe the status of Licensee’s efforts to develop and commercialize Licensed Product(s) or Licensed Process(es) in sufficient detail to enable the Foundation to reasonably determine whether anticipated performance and payment milestones have been met and to provide assurance that Licensee is developing Licensed Product(s) or Licensed Process(es). If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. Licensee shall also provide any reasonable additional data the Foundation requires to evaluate Licensee’s performance.

5.2 Licensee shall report to the Foundation the date of first sale of Licensed Products (or use or sale of Licensed Processes) in each country within thirty (30) days of occurrence.

5.3 Royalty Reports.

(a) Licensee shall submit to the Foundation, within sixty (60) days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

(i) the number of Licensed Products sold by Licensee and all sublicensees in each country;

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(ii) total dollar amount of billings, invoices, and receipts for Licensed Products sold by Licensee and all sublicensees in each country (together with an accounting for currency conversions, if any);

(iii) an accounting for all Licensed Processes used or sold by Licensee and all sublicensees in each country;

(iv) deductions applicable to determine the Net Sales;

(v) the amount of Non-royalty Sublicense Income received by Licensee; and

(vi) the amount of royalty due to the Foundation for the reporting period or, if no royalties are due for any reporting period, the statement that no royalties are due.

Such Royalty Report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties.

(b) Contemporaneous with submission of each Royalty Report, Licensee shall pay to the Foundation the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, Licensee shall specify which Patent Rights are utilized for each Licensed Product and Licensed Process included in the Royalty Report.

(c) Late payments shall be subject to a charge of one and one-half percent (1-1/2%) per month, or $250, whichever is greater.

5.4 In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, Licensee shall notify the Foundation in writing within thirty (30) days of such event.

5.5 If Licensee or any Affiliate or sublicensee (or optionee) does not qualify or ceases to qualify as a “small entity” as provided by the United States Patent and Trademark Office, Licensee must notify the Foundation immediately.

5.6 Foundation shall make available to the Licensee all preclinical, manufacturing, and clinical data and information in its possession related to the Patent Rights licensed hereunder.

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ARTICLE VI
RECORD KEEPING

6.1 Licensee shall keep, and shall require its sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products and Licensed Processes made, used or sold under this Agreement, appropriate to determine the amount of royalties due to the Foundation hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an accountant selected by the Foundation, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this section, the Foundation’s accountant shall have access to all records that the Foundation reasonably believes to be relevant to the calculation of royalties under Article III.

6.2 The Foundation’s accountant shall not disclose to the Foundation any information other than information relating to the accuracy of reports and payments made hereunder. In cases of inaccurate reports and payment, Licensee shall promptly pay the Foundation any additional sum that would have been payable to the Foundation had the Licensee reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month.

6.3 Such examination by the Foundation’s accountant shall be at the Foundation’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall pay the Foundation the cost of such examination (as well as any additional sum that would have been payable to the Foundation had the Licensee reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month).

ARTICLE VII

DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1 The Foundation, in its sole discretion, shall be responsible for the preparation, filing, prosecution, and maintenance of any and all patent applications and patents included in Patent Rights. The Foundation shall consult with Licensee as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to Licensee copies of documents relevant to any such preparation, filing, prosecution, or maintenance.

7.2 Licensee shall reimburse the Foundation for all reasonable expenses the Foundation has incurred or will incur for the preparation, filing, prosecution, and maintenance of Patent Rights associated with Patent 1 (“Patent 1 Patent Expenses”).

(a) For Patent 1 Patent Expenses incurred prior to the execution of this Agreement, Licensee shall reimburse Foundation according to the following schedule:

Due upon execution of Agreement	25%
Due upon one-year anniversary of Effective Date	25%
Due upon two-year anniversary of Effective Date	50%

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(b) Notwithstanding the reimbursement schedule in 7.2(a), upon Licensee raising Three Million Dollars ($3,000,000.00) or more in funding (whether by debt, equity, or grant), Licensee shall reimburse Foundation for all outstanding Patent 1 Patent Expenses the Foundation has incurred prior to the execution of this Agreement.

(c) Licensee shall reimburse the Foundation for all Patent 1 Patent Expenses incurred after the execution of this Agreement within thirty (30) days after Licensee’s receipt of invoices from the Foundation. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 1/2%) per month.

7.3 Licensee shall reimburse the Foundation for fifty percent (50%) of all reasonable expenses the Foundation has incurred or will incur for the preparation, filing, prosecution, and maintenance of Patent Rights associated with Patent 2 (“Patent 2 Patent Expenses”).

(a) For Patent 2 Patent Expenses incurred prior to the execution of this Agreement, Licensee shall reimburse Foundation according to the following schedule:

Due upon execution of Agreement	25%
Due upon one-year anniversary of Effective Date	25%
Due upon two-year anniversary of Effective Date	50%

(b) Notwithstanding the reimbursement schedule in 7.3(a), upon Licensee raising Three Million Dollars ($3,000,000.00) or more in funding (whether by debt, equity, or grant), Licensee shall reimburse Foundation for all outstanding Patent 2 Patent Expenses the Foundation has incurred prior to the execution of this Agreement.

(c) Licensee shall reimburse the Foundation for Patent 2 Patent Expenses incurred after the execution of this Agreement within thirty (30) days after Licensee’s receipt of invoices from the Foundation. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 1/2%) per month.

7.4 The Foundation and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights and of all patents and patent applications licensed to Licensee hereunder, executing all papers and instruments or requiring employees or agents to execute such papers and instruments so as to enable the Foundation to apply for, to prosecute, and to maintain patent applications and patents in the Foundation’s name in any country. Each Party shall provide to the other prompt notice as to all matters that come to its attention and that may affect the preparation, filing, prosecution, or maintenance of any such patent applications or patents.

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7.5 Licensee may elect to surrender its license to the Patent Rights in any country upon sixty (60) days written notice to the Foundation. Such notice shall not relieve Licensee from responsibility to reimburse the Foundation for patent-related expenses incurred prior to the expiration of the (60)-day notice period (or such longer period specified in Licensee’s notice).

ARTICLE VIII
INFRINGEMENT

8.1 With respect to any Patent Rights that are exclusively licensed to Licensee pursuant to this Agreement, Licensee shall have the right, within the Territory, to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. The Foundation agrees to notify Licensee promptly of each infringement of such patents of which the Foundation is or becomes aware. Before Licensee commences an action with respect to any infringement of such patents, Licensee shall give careful consideration to the views of the Foundation and to potential effects on the public interest in making its decision whether or not to sue.

(a) If Licensee elects to commence an action as described above, Foundation may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether the Foundation elects to join as a party, the Foundation shall cooperate fully with Licensee in connection with any such action.

(b) If the Foundation elects to join as a party pursuant to subsection (a), the Foundation shall jointly control the action with Licensee.

(c) Licensee shall reimburse the Foundation for any costs the Foundation incurs, including reasonable attorneys’ fees, as part of an action brought by Licensee, irrespective of whether the Foundation becomes a co-plaintiff.

8.2 If Licensee elects to commence an action as described above, Licensee may deduct from its royalty payments to the Foundation with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of Licensee’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to the Foundation with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of Licensee’s expenses and costs exceeds the amount of royalties deducted by Licensee for any calendar year, Licensee may to that extent reduce the royalties due to the Foundation from Licensee in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

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8.3 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of the Foundation, which consent shall not be unreasonably withheld.

8.4 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse Licensee and the Foundation for litigation costs not paid from royalties and then to reimburse the Foundation for royalties deducted by Licensee pursuant to Section 8.2. Licensee and the Foundation shall share any remaining recoveries or reimbursements equally.

8.5 If Licensee elects not to exercise its right to prosecute an infringement of the Patent Rights pursuant to this Article, the Foundation may do so at its own expense, controlling such action and retaining all recoveries therefrom. Licensee shall cooperate fully with the Foundation in connection with any such action.

8.6 Without limiting the generality of Section 8.5, the Foundation may, at its election and by notice to Licensee, establish a time limit of ninety (90) days for Licensee to decide whether to prosecute any infringement of which the Foundation is or becomes aware. If, by the end of such ninety (90)-day period, Licensee has not commenced such an action, the Foundation may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by the Foundation in good faith, Licensee shall pay over to Foundation any payments (whether or not designated as “royalties”) made by the alleged infringer to Licensee under any existing or future sublicense authorizing Licensed Products or Licensed Processes, up to the amount of the Foundation’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).

8.7 If a declaratory judgment action is brought naming Licensee as a defendant and alleging invalidity of any of the Patent Rights, the Foundation may elect to take over the sole defense of the action at its own expense. Licensee shall cooperate fully with the Foundation in connection with any such action.

8.8 During the exclusive period of the Licensee’s license hereunder, Licensee shall have the sole right, in accordance with the terms and conditions hereof, to sublicense any alleged infringer within the Territory for the Field. Any upfront fees paid in connection with such sublicense shall be shared equally between Licensee and the Foundation; other royalties shall be treated in accordance with Article III.

ARTICLE IX
NEW INVENTIONS

9.1 “New Invention(s)” means any invention, discovery, or improvement of a Party or Parties conceived or first actually reduced to practice in the course of carrying out this Agreement that is or may be patentable or otherwise protected under title 35, United States Code, or any novel variety of plant that is or may be protectable under the Plant Variety Act (7 U.S.C. § 2321 et seq).

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9.2 In the event of a New Invention, inventorship shall be determined in accordance with the patent laws of the United States of America. All New Inventions conceived or first actually reduced to practice solely by an employee of a Party shall belong to the employee (or to the employee’s employer if the employee and the employer have so agreed). Two or more Parties shall jointly own a New Invention if each of such Parties employed at least one inventor thereof at the time of its conception or first actual reduction to practice, provided that each Party has acquired the interest of its respective employee(s) in the New Invention. Each Party shall cooperate with the other Party(ies) to obtain inventor signatures on patent applications, assignments, and other documents required to secure the Party(ies) rights in New Inventions. Each Party shall have the primary responsibility for filing patent or other intellectual property applications on the New Inventions of its own employee(s) in a timely manner, at its own expense, and after consultation with the other Parties. Notwithstanding the foregoing, by mutual agreement, the Parties may identify which Party shall file a patent application on any New Invention. The Parties will consult and mutually determine a filing strategy for jointly owned New Inventions.

9.3 For New Inventions solely owned by Licensee, Licensee grants to the U.S. Government and Foundation a nonexclusive, nontransferable, irrevocable, world-wide, paid-up license to practice the New Invention or have the New Invention practiced throughout the world by or on behalf of the U.S. Government or the Foundation for research or other Government purposes.

9.4 The Parties intend that this Agreement qualify as a joint research agreement for the purposes of the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c) (hereinafter “CREATE Act”). However, in the event of any New Invention, the Parties agree not to invoke the CREATE Act without the prior express written consent of the other Party.

ARTICLE X
TERMINATION OF AGREEMENT

10.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in Patent Rights has expired or been abandoned.

10.2 The Foundation may terminate this Agreement in the circumstances set forth in this Section, and any such termination shall be effective immediately upon the Foundation giving written notice to Licensee of any of the following:

(a) if Licensee does not make any payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.3(c)) within thirty (30) days after the receipt of notice in writing of such non-payment by the Foundation;

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(b) if Licensee defaults in its obligations under Sections 11.4(c), 11.4(d), and 11.4(e) to procure and maintain insurance;

(c) at any time after two years from the Effective Date of this Agreement, the Foundation may, in its sole discretion, either terminate this Agreement and the license granted hereunder or render this license non-exclusive if, in the Foundation’s reasonable judgment, the Progress Reports furnished by Licensee do not demonstrate that Licensee has:

(i) either (A) put the licensed subject matter into commercial use in the Territory hereby licensed, directly or through a sublicense, and is keeping the licensed subject matter continuously available to the public, or (B) has been and continues to be engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the purposes set forth in Section 4.1; and

(ii) met all relevant performance milestone(s) for the period covered by any Progress Report and all preceding Progress Reports;

(d) if Licensee: is unable to pay its debts as such debts become due; makes a general assignment for the benefit of creditors; has a petition in bankruptcy or a suit seeking reorganization, liquidation, dissolution, or similar relief filed against it; or files or permits the filing of any petition or answer seeking to adjudicate itself bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Licensee or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking or consenting to the appointment of a trustee, custodian, receiver, liquidator or other similar official for Licensee or for any substantial part of its property; or takes any corporate action to authorize any of the foregoing actions;

(e) if Licensee fails to raise at least Three Million dollars ($3,000,000.00) in funding (whether by debt, equity, or grant) within twenty-four (24) months of the Effective Date in accordance with Section 4.2 and provide evidence of same to the Foundation within thirty (30) days thereafter.

(f) if an examination by Foundation’s accountant pursuant to Article VI shows an underreporting or underpayment by Licensee in excess of fifteen percent (15%) for any twelve (12) month period.

(g) if Licensee is convicted of a felony relating to the manufacture, use, or sale of any Licensed Product or Licensed Process, or has made a false statement of, or willfully omitted, a material fact in the annual development plan, progress report, or any other report required by this Agreement; or

(h) except as provided in subsections (a), (b), (c), (d), (e), (f) and (g) above, if Licensee defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by the Foundation.

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10.3 Licensee shall provide, in all sublicenses granted by it under this Agreement, that Licensee’s interest in such sublicenses shall at the Foundation’s option terminate or be assigned to the Foundation upon termination of this Agreement.

10.4 Licensee may terminate this Agreement by giving ninety (90) days advance written notice of termination to the Foundation.

10.5 Upon termination, Licensee shall pay Foundation the balance of its remaining Clinical Trial Financial Support obligation in proportion to the number of patients enrolled as of the date of termination.

10.6 Upon termination, Licensee shall submit a final Royalty Report to the Foundation and any royalty payments, including royalty payments on any and all future sales of Licensed Products made but not yet sold at the time of termination, and unreimbursed patent expenses invoiced by the Foundation shall become immediately payable.

10.7 Upon termination, Licensee shall promptly provide to Foundation all data, including all pre-clinical data, clinical data, manufacturing data, and marketing data, derived during development of Licensed Products and Licensed Processes. Licensee shall also provide to Foundation copies of all FDA submissions and correspondence related to Licensed Products and Licensed Processes.

10.8 Articles I and VI and Sections 2.4, 5.3, 7.2, 8.3, 8.4, 9.1 through 9.4 inclusive, 10.4, 10.5, 10.6, 10.7, 10.8, 11.1 through 11.8 inclusive, 11.10, 11.11, and 11.13 through 11.19 inclusive shall survive any expiration or termination of this Agreement indefinitely. Additionally, any rights or remedies arising out of a breach or violation of any terms of this Agreement will survive any expiration or termination of this Agreement. The expiration or termination of this Agreement shall not discharge either Party from any obligation that it owes to the other Party by reason of any loss, cost, damage, expense, liability, or contractual duty that occurs or arises (or the circumstances, events, or basis of which occurs or arises) prior to such expiration or termination, and shall not affect the right of either Party to institute or maintain any action for damages relating to any breach of this Agreement by the other Party prior to the date of termination. It is the intent of the Parties that any such obligation owed by a Party to the other Party arising before the date of expiration or termination (whether the same shall be known or unknown at such date, or whether the circumstances, events, or basis of the same shall be known or unknown at such date), including royalty obligations (computed in accordance with Article III) on sales made or ordered prior to the date of termination or expiration, indemnification obligations, and confidentiality obligations, shall survive the expiration or termination of this Agreement.

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ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1 Rules of Construction. This Agreement is to be interpreted in accordance with the following rules of construction:

(a) Number and Gender. All definitions of terms apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.

(b) Including; Herein; Etc. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement (including all Appendices) in its entirety and are not limited to any part hereof, unless the context shall otherwise require. The word “or” is not exclusive and means “and/or.”

(c) Sales. The terms “sold,” “sell,” and “sale(s)” include leases and other transfers and similar transactions for consideration.

(d) Subdivisions and Attachments. All references in this Agreement to Articles, Sections, subsections, paragraphs, and Appendices are, respectively, references to Articles, Sections, subsections, and paragraphs of, and Appendices to, this Agreement, unless otherwise specified.

(e) References to Documents and Laws. All references to this Agreement or any Appendix hereof are to it as amended, modified, and supplemented from time to time in accordance with the terms of this Agreement. All references to (i) any other agreement or instrument or (ii) any statute, law, regulation, permit, or similar item are to it as amended and supplemented from time to time (and, in the case of a statute, law or regulation, to any corresponding provisions of successor statutes, laws, or regulations), unless otherwise specified.

(f) References to Days. Any reference in this Agreement or Order issued hereunder to a “day” or number of “days” (without the explicit qualification “Business”) is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.

(g) Examples. If, in any provision of this Agreement any example is given (through the use of the words “such as,” “for example,” “e.g.,” or otherwise) of the meaning, intent, or operation of any provision of this Agreement, such example is intended to be illustrative only and not exclusive.

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(h) Currency. Except as expressly provided herein, all prices or other monetary amounts stated in this Agreement are, and all monetary amounts stated in any report to be delivered pursuant hereto shall be, stated in United States Dollars.

(i) Participation in Drafting. Both Parties and their respective legal counsel have participated, or had the opportunity to participate, in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and not strictly for or against either Party.

11.2 No Foundation Warranty.

(a) The Foundation does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Licensee or any sublicensee without infringing other patents.

(b) THE FOUNDATION EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED AND EXPRESS WARRANTIES AND MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY THE FOUNDATION, OR OF THE LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

11.3 Limitation of Liability. IN NO EVENT SHALL THE FOUNDATION BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER THE FOUNDATION KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. THE FOUNDATION’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO THE FOUNDATION UNDER THIS AGREEMENT. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

11.4 Indemnification and Insurance.

(a) Licensee shall indemnify, defend and hold harmless the Foundation and its current and former directors, board members, trustees, officers, employees, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), from and against any and all claims, liabilities, costs, expenses, damages, deficiencies, losses or obligations of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) (collectively “Claims”) based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used, or sold pursuant to any right or license granted under this Agreement.

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(b) Licensee shall, at its own expense, provide attorneys reasonably acceptable to the Foundation to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(c) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by any sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $4,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process, or service, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as the Foundation shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the Foundation in its sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limitation of Licensee’s liability with respect to its indemnification under this Agreement.

(d) Licensee shall provide the Foundation with written evidence of such insurance upon request of the Foundation. Licensee shall provide the Foundation with written notice at least fifteen (15) days prior to the cancellation, non-renewal, or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, the Foundation shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(e) Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a sublicensee or agent of Licensee and (ii) a reasonable period after the period referred to in (e)(i) above, which period in no event shall be less than fifteen (15) years.

11.5 Limitation on Advertising and Publicity. Licensee shall not use the Foundation’s or USU’s name or insignia, or the name or insignia of the U.S. Government or any agency thereof, or any adaptation of the foregoing, or the name of any of Foundation’s or USU’s inventors, in any press release, public announcement, advertising, promotional, or sales literature without the prior written approval of the Foundation or USU, as the case may be.

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11.6 No Assignment. Without the prior written approval of the Foundation in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by Licensee to any person whether voluntarily or involuntarily, by operation of law, or otherwise. This Agreement shall be binding upon the respective successors, legal representatives, and assignees of the Foundation and Licensee.

11.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland, as to all matters, including matters of validity, construction, effect, performance, and remedies, irrespective of any contrary choice of law that otherwise would be applicable under the choice of laws principles of any jurisdiction.

11.8 Compliance with Laws and Regulations. Licensee shall comply with all applicable laws and regulations, including United States laws and regulations controlling exports. Licensee agrees that it will be solely responsible for any violation of applicable laws or regulations by Licensee or its Affiliates or sublicensees, and that it will defend and hold the Foundation harmless in the event of any legal action of any nature occasioned by such violation.

11.9 Regulatory Approvals; Patent Markings. Licensee agrees (i) to obtain all regulatory approvals required for the manufacture and sale of Licensed Products and Licensed Processes and (ii) to utilize appropriate patent marking on such Licensed Products. Licensee also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

11.10 Confidential Information and Intellectual Property. Except as specifically required to comply with obligations set forth in this Agreement, neither Party shall be obligated to disclose or furnish to the other Party any Confidential Information of such first Party or any confidential or proprietary information, technology, or intellectual property of any third party in such first Party’s possession or control. If, however, the Parties have heretofore entered or hereafter enter into a confidential information nondisclosure agreement or similar agreement (the “NDA”), neither Party may terminate the NDA prior to the termination or expiration of this Agreement. If the Parties have not entered into an NDA, each Party agrees, for the greater of a period of five (5) years after each disclosure or during the pendency of this Agreement, to maintain in confidence all Confidential Information disclosed to it by the other Party and to protect such Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the receiving Party uses to protect its own similar confidential information.

11.11 Headings. The article, section, and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

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11.12 Counterpart Execution. This Agreement and any modification or amendment thereof may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Party.

11.13 Waivers; Remedies Generally. The observance of any term of this Agreement may be waived (whether generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver will be effective only if in a writing signed by the Party against which such waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of either Party in exercising any power, right, or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. A waiver by either Party shall be limited to the specific instance in which it is given and, therefore, any waiver by either Party of any obligation of the other Party under or breach by the other Party of this Agreement or of any power, right, or remedy of the waiving Party shall not be a waiver of any other obligation or further or future performance of the same obligation, of any other or succeeding breach, of any other or further exercise of such power, right, or remedy or any other power, right, or remedy.

11.14 Severability. To the extent that any provision of this Agreement shall be judicially unenforceable in any one or more jurisdictions, such provision shall not be affected with respect to any other jurisdiction, each provision with respect to each jurisdiction being construed as several and independent. If any term or provision of this Agreement or the application thereof to any person or circumstance is, to any extent, declared or found to be illegal, unenforceable, or void, then both Parties will be relieved of all obligations arising under such term or provision, but only to the extent that such term or provision is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement will be deemed amended by modifying such term or provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another term or provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each term and provision not so affected will be enforced to the extent permitted by law. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent and to amend any other term or provision thereby rendered incapable of substantial performance or otherwise affected thereby to the extent necessary to permit the practical realization, insofar as legally possible, of the intent of the Parties.

11.15 Relationship of the Parties; Disclaimer of Agency.

(a) Independent Contractors. In entering into and carrying out this Agreement, the Parties will be acting solely as independent contractors. Nothing in this Agreement creates, has created, or will create any partnership, joint venture, or other business association between the Parties, nor any duties or responsibilities of partners, venturers, or members of a business association.

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(b) No Agency. Except for provisions in this Agreement expressly authorizing one Party to act for the other, this Agreement will not constitute either Party as a legal representative or agent of the other Party, nor will either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other Party unless otherwise expressly permitted by such Party.

11.16 No Third Party Beneficiaries. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties, their sublicensees, and the Parties’ permitted successors and assigns and shall not be construed as creating any third party beneficiaries of this Agreement or as conferring any rights whatsoever on any third party.

11.17 Notices. Unless otherwise expressly agreed by the Party receiving notice, any notice, demand, or other communication required or permitted to be given by either Party under any provision of this Agreement must be in writing, in the English language, and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed to the intended recipient at such Party’s address set forth below, or to such other address or number as such Party may from time to time specify by notice to the other Party as provided in this Section. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received (i) when actually delivered by hand, by mail, or by courier, or (ii) when transmitted by facsimile (with acknowledgment received and a copy of such notice is sent no later than the next Business Day by a reliable overnight or two-day courier service, with acknowledgment of receipt).

If to Licensee:

Norwell, Inc.
415 Jackson Hill

Houston, TX 77007

713-862-5478

If to the Foundation:

The Henry M. Jackson Foundation for

the Advancement of Military Medicine, Inc.

ATTN: General Counsel

1401 Rockville Pike, Suite 600

Rockville, MD 20852

Fax: 301-294-8130

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11.18 Disputes. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this Section, any such conflict that the Parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitations. Such arbitration shall be held in Montgomery County, Maryland. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

11.19 Entire Agreement; Modifications. This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and replaces any prior oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, express or implied, that are not specified herein, and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed by the Parties in writing. Any purported modification or amendment of the express terms or provisions of this Agreement shall be effective only if contained in a written instrument signed by each Party.

11.20 Publications. Prior to a Party’s submission for publication or presentation technical developments and/or research findings related to the Patent Rights licensed hereunder, the publishing or presenting Party shall provide the other Party with at least thirty (30) days for review and comment upon the manuscript or other material proposed for publication. In addition, if requested by the other Party, the publishing or presenting Party will withhold such submission for publication or presentation for an additional thirty (30) days to allow for filing a patent application or taking such measures, as the Party deems appropriate to establish and preserve its proprietary rights in the information in the manuscript or presentation.

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THE FOUNDATION AND LICENSEE HAVE READ THIS AGREEMENT INCLUDING ALL APPENDICES HERETO AND AGREE TO BE BOUND BY ALL THE TERMS AND CONDITIONS HEREOF AND THEREOF.

IN WITNESS WHEREOF, the Parties have entered into this License Agreement as of the date first above set forth.

THE HENRY M. JACKSON FOUNDATION FOR THE ADVANCEMENT OF MILITARY MEDICINE, INC.

/s/ John W. Lowe
John W. Lowe
President & CEO

13 May 2009
Date

NORWELL, INC.

/s/ Eric Rothe
Eric Rothe
President & CEO

5/13/2009
Date

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APPENDIX A

The following patent applications are included in the Patent Rights:

Patent 1 -

Title: Vaccine for the Prevention of Breast Cancer Recurrence
Inventors: Peoples and Ponniah

Provisional Patent Application No.: 61/121,220
Filing date: 10 December 2008

Patent 2 -

Title: Targeted Identification of Immunogenic Peptides
Inventors: Peoples, Ponniah, Flora and Storrer

as described in U.S. Patent Application No. 12/045,402 filed on 3/10/2008 and Australian Application No. 2008201427 filed on 3/28/2008, both claiming priority to U.S. Provisional Application No. 60/714,865 filed on 09/08/2005 and International Application No. PCT/US2006/035171 filed on 09/08/2006; and

as described in International Application No. PCT/US2006/035171 filed on 09/08/2006 and all corresponding National Stage Applications including but not limited to Japanese Patent Application No. 2008-530244, European Patent Application No. 06824918.4 filed on 3/31/2008, and Canadian Patent Application No. 2,622,036 filed on 3/10/2008; and

as described in International Application No. PCT/GB2008/050227 filed 03/28/2008 and all its corresponding National Stage Applications; and

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